Effective March 27, 2019
DENTSPLY SIRONA Inc.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Purpose
DENTSPLY SIRONA Inc. (the “Company") believes that the granting of compensation to its members of the Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors of the Company. This Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding grants of equity and cash compensation to its non-employee Directors. This Policy does not apply to Directors who serve as employees of the Company; such Directors do not receive any additional compensation for their service on the Board.
Administration
1. The Human Resources Committee of the Board shall evaluate Director compensation in accordance with its charter and may request the input of the Company’s management and an independent compensation consultant of its choosing on the status of compensation of directors. The Human Resources Committee shall review the Policy and shall make recommendations to the Board for potential amendments.
2. The Board shall approve the Policy and shall have the authority to construe and interpret the Policy, prescribe, amend and rescind rules relating to the Policy’s administration and take any other actions necessary or desirable for the administration of the Policy. The Board may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Policy. The decisions of the Board are final and binding on all persons.
Annual Retainer
3. The Company shall pay to directors an annual retainer as follows:

All directors	$85,000, payable in cash
Non-Executive Chairman of the Board (the “Chairman”), if any	$132,000, consisting of a cash payment of $66,000 and a grant of restricted stock units valued at $66,000
Lead Director, if any	$30,000 (in addition to retainer payable to all directors), payable in cash

4. One quarter of the respective annual retainers are payable in cash in advance of each calendar quarter, except as provided in Section 5.
5. The portion of the Chairman’s annual retainer that is payable restricted stock units is paid at the same time as the annual long-term incentive award described below. In the event a Chairman is appointed between meetings of stockholders, a prorated grant is automatically made in accordance with provisions of Section 13.
Committee Membership and Chair Compensation
6. The chairman of each Board committee receives annual fees as follows:
•Audit and Finance Committee Chair: $22,500
•Human Resources Committee Chair: $20,000

•Corporate Governance and Nominating Committee Chair: $15,000
•Executive Committee Chair: $20,000
Other Directors serving as members of a committee receive annual fees as follows:
•Audit and Finance Committee Member: $7,500
•Human Resources Committee Member: $5,000
•Corporate Governance and Nominating Committee Member: $5,000
•Executive Committee Member: $5,000
7. One quarter of the respective committee and committee chair fees are payable in cash in advance of each calendar quarter.
Long-Term Incentive Awards
8. On the second trading day after each annual meeting of stockholders of the Company, after any stockholder votes are taken on such date, each Director who is to continue to serve as a director is automatically granted, without further action of the Board, an award (an “Annual Award”) consisting of a grant of restricted stock units valued at $175,000.
9. The value of one restricted stock unit granted pursuant to this Policy equals the fair market value of the Company’s common stock, which is the closing stock price.
10. All Annual Awards and the portion of the Chairman’s annual retainer that is payable in restricted stock units vest one year from the date of the grant, or, if earlier, upon a director attaining the age of 75. Annual Awards granted in the form of stock options are exercisable following the vesting for ten years from the grant date.
11. Upon vesting, the restricted stock units are payable to Directors in shares of common stock unless the Director elects to defer settlement of the restricted stock units to a future date.
12. Directors are entitled to receive dividend equivalents on the restricted stock units in the event the Company pays a regular cash dividend on its common stock.
13. Any Director who becomes a director between annual meetings of stockholders automatically receives, without further action of the Board, a prorated award described above for the remaining term in office, effective on the date of the next meeting of the Board following the appointment of the Director (or upon becoming a Chairman, as applicable).
General Provisions
14. The amounts to be paid to Directors under the Policy are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Directors do not have any preference or security interest in any assets of the Company other than as a general unsecured creditor. Directors will be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Policy.
15. The Board, in its sole discretion, may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board or the Committee determines to make any such change or revision.
16. Each equity incentive award granted pursuant to this Policy is evidenced by an agreement in such form as the Board has authorized.
17. Neither the Policy nor any compensation paid hereunder will confer on any Director the right to continue to serve as a member of the Board or in any other capacity. Any and all rights of a Director respecting payments under this Policy may not be assigned, transferred, pledged or encumbered in any manner, other than by will or the laws of descent and distribution, and any attempt to do so is void. This Plan will remain in effect until it is revised or terminated by further action of the Board.